Exhibit 99.2
CORPORATE PARTICIPANTS
Pablo Paez
Geo Group, Inc. — Director of Corp. Relations
George Zoley
Geo Group, Inc. — Chairman, CEO
Jerry O’Rourke
Geo Group, Inc. — SVP Finance, CFO
Wayne Calabrese
Geo Group, Inc. — President, COO
CONFERENCE CALL PARTICIPANTS
Kevin Campbell
Avondale Partners — Analyst
Todd Van Fleet
First Analysis Securities — Analyst
Emily Shanks
Lehman Brothers — Analyst
TC Robillard
Banc of America Securities — Analyst
Art Patton
Analyst
PRESENTATION
Operator
Good day, ladies and gentlemen, and welcome to the second-quarter 2008 Geo Group earnings conference call. My name is [Marcia] and I will be your coordinator for today’s call.
At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. (Operator Instructions). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn this call over to Mr. Pablo Paez, Director of Corporate Relations. Please proceed, sir.
(technical difficulty)
Stand by please.
Please proceed, sir.
Pablo Paez - The GEO Group — Director — Corporate Relations
Thank you, operator. Good afternoon, everyone, and thank you for joining us for today’s discussion of the Geo Group’s second-quarter 2008 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer; Wayne Calabrese, Vice Chairman, President and Chief Operating Officer, Jerry O’Rourke, Chief Financial Officer, and Brian Evans, Vice President of Finance, Treasurer and Chief Accounting Officer. This afternoon, we will discuss our second-quarter performance and current business-develop activities. We will conclude the call with a question-and-answer session.
This conference call is also being webcast live on our Web site at www.theGeoGroupInc.com. A replay of the audio webcast will be available on the Web site for one year. A telephone replay will also be available through September 7 at 1-888-286-8010. The pass code for the telephone replay is 43315677.

During the call, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results may be found on the Conference Call section of our investor relations Web site.
Before I turn the call over to George, please let me remind you that much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor provisions of the Securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.
With that, please allow me to turn this call over to George Zoley. George?
George Zoley - The GEO Group — Chairman & CEO
Thank you, Pablo. Good afternoon to everyone. Thank you for joining us today as I provide an overview of our financial results and our 2008 business-development efforts.
We are very pleased with our second-quarter results and continue to show strong performance in all three of our business units in US Corrections, Geo Care International Services, which we believe validates the strong business demand and key growth drivers in our industry.
In the second quarter, we achieved pro forma EPS of $0.31, which represents a 19% increase over our second-quarter pro forma results one year ago, as well as a sequential increase of 19% from our pro forma EPS of $0.26 we reported in the first quarter of this year.
Our year-to-date pro forma earnings per share increased 21% to $0.57. As we’ve discussed on prior conference calls, our first-quarter results have always been lower than the following quarter’s due to the payment of increased employment taxes at the beginning of the year.
The primary drivers for the growth of our earnings in the second quarter were the full quarter’s contribution of the 576-bed Robert Deyton facility lease from Clayton County, Georgia which opened in mid-February, and the activation of the 744-bed $30 million expansion of our company-owned LaSalle facility which opened in May.
On a GAAP basis, we reported second-quarter and year-to-date EPS of $0.28 and $0.52 recently. Our adjusted EBITDA grew 9% to $40.4 million in the second quarter, bringing our year-to-date EBITDA to $76.6 million. We reported second-quarter and year-to-date adjusted free cash flow of $18.6 million and $44.8 million, respectively.
Turning to our revenue during the second quarter, we reported $250.1 million in operating revenues, which represents a year-over-year increase of 8%. Our year-to-date operating revenues, as compared to operating revenues for the same period last year, increased 11% to $494.6 million. Our second-quarter and year-to-date operating revenues exclude $31.4 million and $61 million in pass-through construction revenues, respectively.
The primary drivers for revenues in the second quarter were the full quarter’s contribution for — from the Robert Deyton facility and the opening of the 744-bed expansion of our company-owned LaSalle facility.
Our company-wide average per diem rate for the second quarter was $60.03, compared to $56.64 for the same period in 2007, which represents a 6% increase. The increase in our company-wide average per diem rate reflects improved pricing in a number of correctional contracts as well as the continued increase in federal contracts as a proportion of our overall domestic contracts.
Our company-wide paid level of occupancy was approximately 97%, excluding our two idled facilities.
Now, moving to our guidance for 2008 and the growth opportunities and challenges we see ahead in the third and fourth quarters, despite strong operational and financial performance by our three business units and strong demand in our primary market segments, as evidenced by our expansion announcements this morning, we are revising our guidance for the second half of the year. Our guidance revision is due to revised ramp-up and intake schedules for five new facilities we are opening between the third and fourth quarter of 2008, and the temporary impact of these five facility openings on neighboring GEO facilities.

We now believe that the intake in the new facilities could take longer to achieve normalized profitability. Further, we are likely to experience a temporary census reduction at our neighboring facilities until the new ones are full. In other words, some prisoners at our existing facilities are likely to be transferred to the new facilities, and we will be impacted until our existing beds are backfilled with the intake of new prisoners or detainees.
During this transition period, we will add significant bed capacity for three federal clients in Texas and for the State Corrections Department in New Mexico. In Texas in particular, we’re working closely with our three federal clients, the Bureau of Prisons, the U.S. Marshals service, and ICE, in what is a complex coordinated effort to open three new major facilities which will add more than 3,200 new beds in that area of the country. This added capacity will result in shifts in inmate and detainee populations by those clients which we believe may temporarily protect the population levels of nearby facilities, including our existing neighboring facilities. This relocation of the inmate and detainee population, which is part of an ongoing consolidation strategy by these three federal agencies, will create a temporary reduction in our existing neighboring facility populations, which we estimate will affect approximately 1,000 total beds.
This consolidation effort by our federal clients, which is taken primarily in Texas, is driven partly by the need for these agencies to achieve cost savings and better quality controls. Under this new dynamic, we believe that our clients at the federal level will be drawing from populations currently housed at local county jails and, to a lesser extent, temporarily from our neighboring facilities. However, we believe the new inflow of detainee populations will be reserved for our new and existing facilities, thus utilizing fully our new capacity and backfilling our existing neighboring facilities. We expect this transition of populations to be temporary with our neighboring facilities, and returning to normal occupancy levels once our clients achieve full occupancy at the new facilities by the end of the year.
In summary, we view this as a timing issue and we continue to believe that demand throughout our industry remains strong. Our three announcements this morning regarding two expansions and the development of a new company-owned facility are further evidence of the robust demand dynamics in our industry.
We are estimating third-quarter pro forma EPS to be in the range of $0.32 to $0.34, based on estimated operating revenues within the range of $247 million to $253 million. During the third quarter, we are activating two new managed-only facilities totaling 1700 beds and also hiring staff for three additional facilities to be activated in the fourth quarter. These expansion activities will result in approximately $0.08 per share in one-time startup costs that have been accounted for in our third-quarter pro forma guidance.
We are estimating fourth-quarter pro forma EPS to be in the range of $0.34 to $0.36, excluding $0.02 per share in after-tax startup expenses and also excluding any impact related to the restructuring of our present credit facilities. This represents a 30% year-over-year increase in over 2007 fourth-quarter earnings.
We estimate fourth-quarter revenues to be in the range of $257 million to $263 million.
Full-year 2008 EPS results are estimated to be in the pro forma range of $1.23 to $1.27, exclusive of $0.15 per share in after-tax startup expenses and international bid expenses based on estimated operating revenues of approximately $1 billion, excluding pass-through construction revenues.
Our revised pro forma financial guidance reflects a 10% increase in our revenues over 2007 and a 20% increase in earnings. We feel this revised guidance continues to reflect the progressive financial growth of our company and compares quite favorably to that of our industry peers.
Now, turning to new facility activations during 2008, as we’ve previously discussed, 2008 continues to be a very busy execution year for our company with approximately 5900 beds being activated, which will materially contribute to the continued financial growth of our company. These 5900 new beds represent a 12% year-over-year increase in the number of our operating corrections beds in the US, which will be increasing from 48,260 to 54,160.
During the first two quarters of this year, we activated over 1500 new beds, including a 744-bed expansion of our company-owned facility in LaSalle, Louisiana, 200 managed-only beds at the Central Arizona Sexual Offender Facility, and 576 beds at our Clayton County, Georgia detention facility, which is leased from the county. That leaves approximately 4400 new beds to be activated during the second half of the year. As I stated, we now expect that intake and ramp-up of these facilities to take a bit longer to achieve normalized profitability.

During the third quarter, we are opening two managed-only facilities totaling approximately 1,700 beds. Last week, we activated the new 1,100-bed Montgomery County, Texas facility which has intergovernmental agreements with the U.S. Marshals Service and the Immigration and Customs Enforcement. We expect to intake detainees over a period of several months and to ultimately achieve approximately $14 million in annualized revenues at full capacity.
This week, we activated the 625-bed bond-financed Clayton, New Mexico facility in the New Mexico Corrections Department, again expecting a several-month ramp-up period. This contract is expected to generate $11 million in annualized revenues at full occupancy.
In the fourth quarter, we expect to activate two new facilities and one expansion for a combined total of 2,654 beds. The first activation will be in October with the opening of the new, 1500-bed company-owned Laredo, Texas facility built at a cost of approximately $85 million. It will be operated on behalf of the U.S. Marshals Service under a take-or-pay contract with the Office of the Federal Detention Trustee and estimated to generate approximately $36 million in annualized revenues.
Also in October, we expect to activate a 500-bed, bond-financed expansion to the managed-only East Mississippi Correctional Facility for the State of Mississippi. The intake of prisoners is expected to occur over several months and will generate approximately $5 million in additional annualized revenues at full occupancy.
Also in the fourth quarter, we expect to activate the new 654-bed Maverick County facility for use by multiple federal agencies. We expect the intake of prisoners at this facility to occur over several months. The estimated revenue is to generate approximately $9 million at full occupancy.
Now, turning to 2009 project activations, the 576-bed Robert Deyton facility in Georgia which was activated in mid-February is being expanded by 192 beds to bring the capacity to 768 beds. This expansion was previously expected to be completed in late November of 2008 but was delayed due to [planning] issues and now we expect to activate the expansion in January 2009.
In Florida, we are expanding our recently completed 1,500-bed Graceville Correctional Facility by 384 beds. We expect the expansion to be completed by the end of the first quarter of 2009 and ready for occupancy in April 2009.
As we announced last quarter, we are now undertaking a 1,225-bed expansion of our 500-bed North Lake Correctional Facility in Baldwin, Michigan, which is currently idle. This 1,225-bed expansion is expected to cost approximately $60 million and to be ready for occupancy by 2009. We believe that the expanded North Lake facility, with 1,725 general population beds, will help meet the increased demand for correctional detention bed space by state and federal agencies.
In Tacoma, Washington, we plan to expand the company-owned 1,030-bed Northwest Detention Center by 545 beds in response to a pre-solicitation notice by ICE, which they refer to us as a sources sought notice requesting up to 1,575 beds in the Seattle area. The expansion is expected to cost approximately $40 million and is expected to be completed by October 2009.
In Florida, we plan to expand the company-owned Broward Transition Center by 100 beds in response to an ICE pre-solicitation notice requesting up to 700 beds in the South Florida area. This expansion is expected to cost approximately $5 million and will be completed in the fourth quarter of 2009.
In Colorado, we have now received final local government approval to begin construction of the 1,100-bed expansion of our company-owned Aurora Detention Center. We expect the expansion will cost approximately $65 million and will be complete and ready for occupancy in January 2010, and it will have, at that time, 1,500 beds.
In Oklahoma, we are moving forward with the construction of a new company-owned correctional facility totaling approximately 1,500 beds, which we expect will meet the increased need for correctional beds by state and federal agencies. The new facility will cost approximately $100 million and be ready for occupancy in January 2010.
This unprecedented company growth involves the investment of significant company capital. We estimate our current capital projects program from 2007 to 2009 will cost approximately $460 million, of which approximately $177 million was completed through the second quarter of 2008.

Our development CapEx for 2008 will be approximately $150 million and we estimate that our development CapEx for 2009 will be approximately $220 million. In order to complete our current capital projects, we expect to restructure our existing credit facility. We have approximately $67 million available after letters of credit outstanding, borrowings of $34 million at the end of the second quarter under our $150 million revolving credit facility.
Under our current credit facility, we have the ability to access an additional $150 million through so-called accordion features under both our term loan and our revolver. We expect to complete the restructuring of our credit facility in the next 90 days.
Now, I would like to address the overall market demand as well as our pending proposals and new business-development opportunities. We continue to see very strong demand for correctional and detentional beds at the state and federal levels in the United States. At the federal level, all three detention agencies, the Bureau of Prisons, the U.S. Marshals Service, and ICE, were fully funded by Congress this past year to continue to grow their detention capacity. The Bureau of Prisons has recently issued four procurements to address its criminal alien requirements — CARs 8 through 11. Under CAR 8 and CAR 9, the BOP will award a combined total of 4,000 new beds with firm fixed price contracts and award incentives. The contract awards will have a potential term of ten years, consisting of one four-year based period and three two-year option periods. Under CAR 8, the BOP is seeking contractors for the management and operation of existing correctional facilities with a minimum of 900 beds. Their CAR 9 operators will be allowed to provide existing facilities with expansion beds or newly constructed facilities. We now believe that CAR 8 and 9 awards are not likely to occur until at least the second or third quarter of 2009 in order to coincide with the final passage of a new federal budget under a new administration.
Under CAR 10 and CAR 11, the BOP will award a combined total of 3800 beds which are currently being provided at two existing private facilities. Similar to CAR 8 and CAR 9 procurements, the BOP will award firm fixed-price contracts with award fee incentives with potential contract terms of ten years consisting of one four-year base period and three two-year option periods.
Under CAR 10, the same as under CAR 8, the BOP is seeking contractors for the management and operation of existing correctional facilities with a minimum of 900 beds. Under CAR 11, similar to CAR 9, operators be allowed to provide existing facilities with expansion beds or newly constructed facilities. Under CAR 11, contractors must be ready to begin accepting inmates no later than October 1, 2010. We now believe CAR 10 and CAR 11 awards will be made by the BOP by the second quarter of 2009.
The need for more immigration detention beds to meet the ever-growing demands generated by enhanced border and interior enforcement and deportation of criminal aliens who have completed their federal sentences continues to grow rapidly, fueling the need for additional bed space by the U.S. Marshals Service and ICE. The number of immigration detention beds has grown from 21,000 in 2003 to more than 31,000 today, an increase of 50%. ICE recently issued a pre-solicitation notice for approximately 2,200 beds in Southern California. Given the fact that Congress has fully funded all three federal detention agencies, given the continued demand for detention beds space in this market segment, we expect to see additional opportunities at the federal level.
We also see very strong demand from our state clients. A number of states around the country have just concluded their legislative sessions and are likely to issue procurements in the second half of the year to add correctional-bed capacity. We believe that the states of Florida, Oklahoma, Idaho, California, Georgia, Arizona and others have an aggregate need for at least 15,000 new beds.
With regard to specific opportunities in Virginia, we’ve submitted an unsolicited proposal for a 2,000-bed medium security correctional facility to be located in Charlotte County under a state statute that allows companies to submit unsolicited proposals. We are pleased that the Virginia House and Senate recently passed legislation signed by the Governor providing $8.7 million of planning money for this project.
We submitted Phase II of our proposal to the Virginia Department of Corrections last week. We are hopeful that the Department will soon recommend that the project proceed and subject to the state authorizing the issuance and sale of project revenue bonds to pay for the project’s development costs. We expect to sign an interim agreement this year to move forward with the initial design and engineering phases of the project, followed by the execution of a final contract in late 2008 or early 2009 with a project completion date of early 2011.

The State of Florida has recently issued a procurement for a new 2,000-bed private facility which will be refinanced using state-issued non-recourse bonds. We expect that a contract award will be made in December of this year and the facility will come online by July 2010.
Now, turning to the international markets, we continue to believe that both the UK and South Africa markets offer significant new business opportunities for our company. In England, the Ministry of Justice has previously announced plans to increase prisoner capacity with the developer of between 10,000 and 20,000 new beds over the next several years. The next round of RFPs is expected to include up to three large prison complexes currently referred to as Titan prisons housing approximately 2,500 offenders each. The first RFP on these projects could be issued before the end of this year. We believe that the size of these projects will allow our Geo UK subsidiary to be more competitive, given our prior experience in developing and managing large-scale facilities.
In South Africa, we responded to the request for a pre-qualification for the design, construction, financing and operation of five new 3,000-bed prisons last quarter. We are waiting to be short-listed for these products totaling 15,000 beds. Based on the successful development of operation of our South African 3,000-bed prisons and our presence in this market since the late ‘90s, we believe we are well positioned to capitalize on these new opportunities in South Africa.
With regard to the mental health market, we continue to be very optimistic about GEO Care’s future growth prospects. We believe GEO Care’s market is in excess of $7 billion. While GEO Care’s growth prospects are significant, opportunities often take time to develop. We are currently in active discussions with several states and we’re hopeful that GEO Care will be successful, winning one or two new contracts over the next 12 months, as it has done for the last two years.
In closing, we are very pleased with the financial performance of all three of our business units in the second quarter. We’ve revised our guidance in the second half to reflect the revised ramp-up and intake schedules of our five project openings between the third and fourth quarters. Our guidance also takes into account the temporary impact of these facility openings on neighboring facilities.
While these temporary factors have led us to revise our guidance, our core operations continue to perform very well and we continue to see strong demand in our primary business segments at the state and federal level, as evidenced by the expansion announcements we’ve made this morning. We are expanding two company-owned facilities by a combined 645 beds in response to pre-solicitation notices issued by ICE, and we have decided to move forward with the development of a new 1500-bed prison in the state of Oklahoma, which will be ready for occupancy January of 2010.
With these three new projects, we now have more than 11,400 beds under development scheduled to open in 2008 and 2009. By October of this year, we will have approximately $750 million in company-owned facilities. With our currently announced projects, this amount will increase to over $1 billion by the end of 2009, thereby facilitating future growth into 2010. Additionally, we expect to compete for more than 20,000 beds in the U.S. and overseas over the next 12 months, and we hope to win at least our market share.
This concludes my presentation. I would now like to open the call to any questions.

QUESTION AND ANSWER
Operator
(Operator Instructions). Kevin Campbell, Avondale Partners.

Kevin Campbell - Avondale Partners — Analyst
I wanted to talk a little bit more of course about the delayed intake of inmates and the cannibalization at some of your other facilities. Could you comment? Is this something, the cannibalization specifically, that you’ve seen before as you’ve opened up new facilities?

George Zoley - GEO Group, Inc. — Chairman, CEO
We don’t call it cannibalization. We call it a shifting of populations, which I think has occurred to other vendors. But you know, as I’ve said in prior calls, one of the new market segments for us is consolidation that’s being pursued by the three federal agencies.
What does that mean? Opening of large new facilities to consolidate many of their smaller contracts, primarily local jails around the country. That’s what I’m referring to when we talk about the funneling of some of the new prisoners into the new institutions. Most of that funneling will come from local jails but as I said today, it appears that some of that funneling will come from our neighboring facilities who have been holding, effectively on a temporary basis, prisoners that had no other place to be put until the new facility opened. So those prisoners — and we’re talking about less than 1,000 beds that are impacted by all of this shifting that is taking place with the several new facilities opening — we expect that those reassignments will take place over a several-month period and we will eventually be backfilled because of the continuing need for those beds by primarily the federal agencies.

Kevin Campbell - Avondale Partners — Analyst
In some of your facility openings, though, previously, outside of — I guess what I’m looking for is some commentary on your prior experience. Have you seen this shift before, or is this really going to be new to you, to what your expectations were, or at least new to what your experience was before?

George Zoley - GEO Group, Inc. — Chairman, CEO
You know, nothing really comes to mind right off the top of my head, but maybe it’s partly the scale of these projects. Laredo itself is a large-scale facility, 1500 beds, and it will be drawing from multiple sources. We now know one of those sources will be us. (multiple speakers)

Kevin Campbell - Avondale Partners — Analyst
I think you had said that you thought — I just want to confirm — that you thought the backfill would be completed by the end of ‘09, or do you think that’s when these facilities that are opening will be filled and then there will still be some backfill into — I’m sorry, not ‘09, the end of ‘08 — and there will still be some backfill that might occur in ‘09? Could you clarify?

George Zoley - GEO Group, Inc. — Chairman, CEO
Well, I think we will be pretty close to normalized occupancy by the end of the year, but there’s 90 days in the quarter. We are probably going to be expecting the normalization in the tail end of those 90 days.

Kevin Campbell - Avondale Partners — Analyst
Okay. Could you comment, too, on what you’ve seen at the state budget level? We heard the Corrections Corp. call today and they talked about seeing, on a consolidated basis, from their payors, rate increases for most of them in the range of 2% to 5%. Is that consistent with what you’ve seen, or have you seen perhaps better or worse on a consolidated level?

George Zoley - GEO Group, Inc. — Chairman, CEO
I think our composite average is slightly less than 2%. It’s reflective of more difficult budgetary times.

Kevin Campbell - Avondale Partners — Analyst
Okay. Could you comment too on — you had mentioned that CAR 8 and CAR 9 you thought would not be awarded until the second and third quarter of 2009. Is that an indication you’ve gotten from the folks at the BOP directly?

George Zoley - GEO Group, Inc. — Chairman, CEO
We have reasons for that belief.

Kevin Campbell - Avondale Partners — Analyst
Okay. I will jump back in the queue. Thanks.

Operator
Todd Van Fleet, First Analysis.

Todd Van Fleet - First Analysis Securities — Analyst
George, I want you to comment a little bit more on this Laredo facility and the issue of drawing from additional or other facilities in the area. I mean, as you said, it’s a fairly significant contract for the Marshals Service, 1500 beds. I think you said that it’s going to draw, or at least the consolidation of drawing from other facilities, that’s about 1,000 inmates that are a part of that kind of soaking up capacity from other facilities in the general area. Is that correct — 1,000 of that 1,500, essentially?

George Zoley - GEO Group, Inc. — Chairman, CEO
Not exclusively related to Laredo, but the 1,000 beds covers all of the facilities that are impacted by all of the new facilities that are open.

Todd Van Fleet - First Analysis Securities — Analyst
I’m sorry, all of the new facilities that are open, so all of the new beds? I’m lost here. Your 1,500-bed facility opening up for Marshals Service, they are going to draw 1,000 bids. What I thought I understood was they are going to draw 1,000 beds from inmates from existing facilities in the area.

George Zoley - GEO Group, Inc. — Chairman, CEO
No. I said we are opening several new facilities. I think it’s five facilities. Those five facilities openings are impacting other neighboring facilities. The number of beds, collectively, that are impacted are less than 1,000 (multiple speakers) the opening of the five new facilities. Laredo is just one.

Todd Van Fleet - First Analysis Securities — Analyst
That is 1,000 beds total. That’s not 1,000 beds for you guys?

George Zoley - GEO Group, Inc. — Chairman, CEO
No, it’s 1,000 of our beds that are being impacted.

Todd Van Fleet - First Analysis Securities — Analyst
Okay, 1,000 of your beds being impacted, okay, so you need to essentially backfill 1,000 beds?

George Zoley - GEO Group, Inc. — Chairman, CEO
Yes, yes.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. I guess my general question is why isn’t this something that could have been anticipated by the Company, given the magnitude of the U.S. Marshals Service contract, given the proximity, given all of your history in this space? I mean we understand I think the general investment community looks at this space as being one that has fairly good visibility on its earnings, not just quarter in and quarter out but kind of looking out at least four quarters, given the nature of the business and the contracts that are in place. So, I guess I’m trying to understand why this came as a surprise to you guys regarding the backfill issue at this point in time.

George Zoley - GEO Group, Inc. — Chairman, CEO
A very good question, you know, with a very simple answer — the planning by our clients is very contemporaneous planning. It’s not long-range planning. When they know a facility is going to open up a year from now, they are not particularly busy thinking about where are they going to get the prisoners to fill up that facility. Their planning probably begins in the weeks and a couple of months before the opening of that facility, because they never really know what their situation is until they get that close. I think they would say that themselves.

Todd Van Fleet - First Analysis Securities — Analyst
Okay, so even though the client doesn’t necessarily know, again, in your experience, wouldn’t you be able to kind of look at their situation and just say, you know, kind of make your own assessment as to what that risk might be that (multiple speakers)?

George Zoley - GEO Group, Inc. — Chairman, CEO
We don’t know where they have other contracts and other locations for beds. It could be 40 beds here, 50 beds there. As I’ve said in prior conference calls, they have dozens and dozens of contracts normally with local sheriffs and private entities. Some of these other locations that could be impacted or we think will be impacted will be of private facilities.

Todd Van Fleet - First Analysis Securities — Analyst
So the 1,000 beds then, getting back to that and trying to help us assess the likelihood of those beds get filled reasonably by the end of this year, again than 1,000 beds is across the five facilities or just the Marshals Service facility? That 1,000 beds pertains to just the opening at Laredo or across the openings that you’re experiencing in Q3 and Q4?

George Zoley - GEO Group, Inc. — Chairman, CEO
Across all of the openings in Q3 (multiple speakers).

Todd Van Fleet - First Analysis Securities — Analyst
Okay, so to probably list the number of facilities or where those 1,000 beds kind of come from in your system to trace it back to the customers that you have at those facilities, what is it that you can offer us that would suggest that the Street should have comfort that there will be backfill, substantial backfill, of those 1,000 beds by the end of this year, either because 200 beds, 200 of those 1,000 are in the Southwestern United States, another 200 or 300 are in Texas and we expect it to be filled by these counties? That’s the kind of granularity that I think would do a lot toward helping the recovery perhaps in the share price from where it’s at today.

George Zoley - GEO Group, Inc. — Chairman, CEO
Well, the locations are in two different states. One is in Texas and one is in New Mexico, you know, that are the geographical areas of our five new facilities. We believe that the bed space demands in both New Mexico and Texas, New Mexico by the State and in Texas by the three federal agencies, are fairly well known and will eventually result in the backfilling of those beds. Our guidance takes that into consideration. So, (technical difficulty) reasonable guidance to take in consideration the ramp-up of the new facilities and the backfilling of the existing facilities.

Todd Van Fleet - First Analysis Securities — Analyst
Okay, Jerry, one quick one before I jump off here — the tax rate that’s assumed on these add-backs, coming back to your pro forma EPS, you’ve got the start-up expenses of $1.4 million, the international bid of $49,000. It looks like it’s kind of next to no — 0% tax rate. I mean, what’s the appropriate tax rate there?

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
Yes, for the quarter, the Q2 quarter, we are running at about 39.5%. I believe that, for the remainder of the third and fourth quarter, we will be in the 38.5% to 39% range.

Todd Van Fleet - First Analysis Securities — Analyst
Okay, so if I tax affect the $1.4 million and then the $49,000, okay, and that’s net of tax, okay. That’s been answered. All right, thank you.

George Zoley - GEO Group, Inc. — Chairman, CEO
Todd, you know, I should add just one more element to my last response. That is we believe that some of the locations that are being currently used in funneling prisoners to our new facilities will — those agreements will be canceled, as we’ve heard about certain cancellations already. That is they will no longer be used by the client. Therefore, we have greater assurance by their cancellation that the new inflow will be going to us at the new facilities and backfilling our existing facilities.

Todd Van Fleet - First Analysis Securities — Analyst
Okay, so there are cancellations of management contracts by other private operators in those geographies?

George Zoley - GEO Group, Inc. — Chairman, CEO
By private and/or public.

Todd Van Fleet - First Analysis Securities — Analyst
— and/or public that you are aware of that would suggest that —

George Zoley - GEO Group, Inc. — Chairman, CEO
That the new inflow will be coming to us. (multiple speakers) sure that we are going to be filled up in the new facilities and backfilled at our existing facilities.

Todd Van Fleet - First Analysis Securities — Analyst
Those cancellations occur throughout the course of the back half of 2008, or do they occur kind of at a calendar year end, or is it —?

George Zoley - GEO Group, Inc. — Chairman, CEO
I think they are starting to take place now.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. All right, thank you.

Operator
Emily Shanks, Lehman Brothers.

Emily Shanks - Lehman Brothers — Analyst
I had a follow-up question around your indication that you would look to refinance your bank facility. Are you, at this point in time, considering any restructuring or refinancing of your existing bonds?

George Zoley - GEO Group, Inc. — Chairman, CEO
No.

Emily Shanks - Lehman Brothers — Analyst
Okay. Then in terms of — I know you’ve hit on it quite a bit but I appreciate all of the detail you’ve given in terms of the shifting of intake of inmates, but I just want to be clear. It sounds like there’s two buckets that are affecting it, one just general with the five new facilities; you have some clients requesting that they all be in one facility, and then you also have your federal clients that are asking for the consolidation?

George Zoley - GEO Group, Inc. — Chairman, CEO
Yes.

Emily Shanks - Lehman Brothers — Analyst
Just so I’m clear, is it an instance where, outside of the federal guys, [for] the other customers — where that’s actually indicated in their contract, that they have the ability to say which facilities they want their inmates in, or is it something more of like a give-and-take where you’re trying to help the client out, etc.? How does that work specifically?

George Zoley - GEO Group, Inc. — Chairman, CEO
Well, the client is in the position to determine with whom they want to contract. They all have contracts that have termination provisions, so they can give cancellation notices to either public or private agencies, in a time period consistent with the contract, as to discontinuing their services. But as I said earlier, part of this is consolidation of smaller facilities into larger facilities.

Emily Shanks - Lehman Brothers — Analyst
Right, but aren’t those all contracts with you?

George Zoley - GEO Group, Inc. — Chairman, CEO
No, our clients have contracts with a number of different entities.

Emily Shanks - Lehman Brothers — Analyst
Then why it is it affecting — outside of the federal clients, why is it affecting your neighboring facilities? I thought that what you were saying is you’ve got a bunch of contracts and your clients have inmates spread across a bunch of your neighboring facilities, but they all want to be in the big facility. Is that not right?

George Zoley - GEO Group, Inc. — Chairman, CEO
They are going to take some prisoners from our neighboring facilities, as well as other prisoners from other neighboring facilities, as well as new inflow, to fill up the new facilities. These are the sources for filling up the new facilities.

Part of this process is we believe that there’s going to be a discontinuation of some of the smaller contracts our clients have been using to hold detainees or prisoners, and that, with the closure of those agreements, that we will be better assured of more of the new inflow of detainees and prisoners to completely fill up our new facilities and backfill our existing facilities.

Emily Shanks - Lehman Brothers — Analyst
Okay. Just to make sure that I’m interpreting this, I’m crystal clear on this, right now, you have customers that have inmates across various facilities, and they are all being moved into one of your larger facilities, not in total, of course but —

George Zoley - GEO Group, Inc. — Chairman, CEO
Yes.

Emily Shanks - Lehman Brothers — Analyst
That’s the reason for part of the occupancy drop in some of your smaller facilities. Is that correct?

George Zoley - GEO Group, Inc. — Chairman, CEO
Yes.

Emily Shanks - Lehman Brothers — Analyst
Okay, great. Thanks.

Operator
TC Robillard, Banc of America Securities.

TC Robillard - Banc of America Securities — Analyst
Just to follow-on on the backfill question, I guess what I don’t understand is if you’re — from your neighboring facilities, if you are losing some inmates going into the new facilities from your federal customers, and these same federal customers are the ones that are going to give you the demand that’s going to backfill the beds from the neighboring facilities that are getting impacted, why the shuffle? I don’t understand why you’re going to — or is this a function where it’s ICE that’s consolidating a lot of these, and you expect BOP or U.S. Marshal to backfill? It just seems weird that there would be a reshuffle where the customer is incurring more transportation costs, but more importantly for you guys, that you now have — you know, that’s high-margin revenue that’s coming out of higher-occupancy facilities. So can you just kind of help me kind of work through that kind of shuffling?

George Zoley - GEO Group, Inc. — Chairman, CEO
Yes. Presently, our customers — for instance, in Texas, to use Texas as the discussion point — have — you know, the Marshals have dozens, I presume, contracts throughout their regions, dozens. We are just one of them. So when a new facility comes online, like a big one, either Maverick or Montgomery, it’s an opportunity for them to reshuffle where they are holding their prisoners and detainees for better operational control and sometimes better pricing leverage.

TC Robillard - Banc of America Securities — Analyst
I’m sorry, George. I’m talking specifically the customers that are going to get reshuffled from your facilities. I completely understand them pulling them out of competing facilities or local facilities, things like that. I’m just talking specifically out of GEO facilities, going from one GEO facility to another GEO facility.

George Zoley - GEO Group, Inc. — Chairman, CEO
Some of those detainees or prisoners are being held in our neighboring facilities because there was no other place to put them. There was no other local jail, no new facilities, so they were held in our neighboring facility, which was in a more remote location. So when the new facility opens up in the preferred location, they are going to reassign some of the prisoners they’ve sent to us and put them in the new, desired, preferable location.

TC Robillard - Banc of America Securities — Analyst
But then doesn’t that make the beds that have to get backfilled still undesirable locations? I can understand if those beds — like in New Mexico, I get it. I mean, it’s going to be the state that’s going to take up those beds; that makes complete sense. In Texas, I’m still confused if it’s going to be the same federal customers that are going to be backfilling those beds. I still just don’t understand why there’s a shuffle within GEO specifically.

George Zoley - GEO Group, Inc. — Chairman, CEO
There could be more than one federal customer using the beds. I didn’t say it would be the same exclusive customer. I think it’s fair to say it’s usually a combination of Marshals and BOP.

Wayne Calabrese - GEO Group, Inc. — President, COO
And in some cases across districts, TC. This is Wayne.

TC Robillard - Banc of America Securities — Analyst
Okay, so just — I’m going to use an example here; I’m not trying to pry exactly who the customer is. So, for an example, you may see one of your new facilities getting open that’s ICE contract. They pull from some of your neighboring facilities to consolidate their own population. The backfill could come from Marshal or BOP and still falls into this kind of federal umbrella that we are talking about? It that kind of a fair way to think about it?

George Zoley - GEO Group, Inc. — Chairman, CEO
Yes.

Wayne Calabrese - GEO Group, Inc. — President, COO
They do what’s known as piggybacking in the industry. They have contracts where, say, the U.S. Marshals entered a contract and they may allow either the BOP short-term sentenced inmates, or in some cases ICE, to place inmates in that facility. So there’s a lot of movement, district to district, agency to agency. It’s a very fluid market and the consolidation enables them to take better advantage of geography and transportation requirements.

TC Robillard - Banc of America Securities — Analyst
Okay, now, that’s very helpful. It makes a lot more sense. Thank you.
Just a couple of other questions — on the margin impact we saw, on a pro forma basis, your operating margins contracted about 20 basis points year-on-year. It’s been a long time since we’ve seen you guys have margin pressure. Can you — was there anything unique going on in the second quarter that would cause that? To me, it looked like it may be a revenue mix but I’m just trying to get a sense if it’s anything specific. Again, I’m talking on a pro forma basis, so backing out startup costs and the international bid proposal costs.

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
Yes, TC, this is Jerry. You are absolutely correct. A small 10-point basis erosion in pro forma operating income was exhibited in the second quarter. That’s compared to the second quarter of last year. We are probably going to see that same sort of dynamic taking place in the third quarter, a 10% to 20% erosion year-on-year, second and third quarter to last year.
However, we are anticipating that, in the fourth quarter, we are going to see about a 100 basis point improvement in the fourth quarter vis- -vis where we would have been in the fourth quarter of ‘07. So the dynamic is just mostly taking place associated with the complexities of the tasks associated with the startup phase that we are in, in the second and third quarter.

TC Robillard - Banc of America Securities — Analyst
So Jerry, that makes sense but I guess can I get a little more clarification, then, on what you guys consider startup expenses? Because it would make sense to me, on an all-in basis, because you’ve got a lot of beds coming on in the third quarter and fourth quarter, so obviously the second quarter and third quarter would be your hiring process for those beds, training and getting the guards in place, things like that. My assumption with that was what you guys were highlighting as startup costs. Am I incorrect in that?

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
That is exactly correct. That is exactly correct.

TC Robillard - Banc of America Securities — Analyst
Then I don’t understand why you would have — because of those ramp-ups, why, on a pro forma basis, we would have margin pressure.

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
Right. Well, in the second quarter specifically, we had some unique events associated with the G&A which took a little bit of the margin out. I believe that’s basically associated with some professional fees and a major conference that we held in the second quarter. So, that basically is what is associated with that 10-point basis point erosion.

TC Robillard - Banc of America Securities — Analyst
Okay. Then just lastly on GEO Care, George, I completely agree about the long-term opportunity, the size of the market. I was surprised, though, to see how rapid of a deceleration there was in the earnings growth rate. You actually saw revenues down sequentially. How should we be — I mean, is the $29 million/$30 million a quarter level now the new level on a go-forward basis until we start to see some contracts coming through? I’m just trying to get a sense as to was there anything unique in the quarter that caused that revenue to come down in terms of shifting, or any color you can give us there would be helpful.

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
The only real event of consequence, relative to GEO Care in the second quarter, was the discontinuation of the operations in Fort Bayard, New Mexico. That we classify as a disc. ops, so the revenue was discontinued as a result of that accounting treatment.

TC Robillard - Banc of America Securities — Analyst
So on an apples-to-apples basis then, if we backed that out of the second quarter, Jerry, do you have off the top of your head what the revenue growth would have been? Because my model then, I didn’t adjust out the prior quarter, so that’s why it’s down to 1%. Do you have what that number would be?

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
No, I don’t have it right now.

TC Robillard - Banc of America Securities — Analyst
Okay. So how should we — I guess, on a go-forward basis, is this roughly $30 million roughly the level to be thinking about for this business?

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
Yes, TC, we will be filing the Q probably within the next 24 hours, and we will have segment reporting to that degree of fidelity and you will be able to pick it up right there.

George Zoley - GEO Group, Inc. — Chairman, CEO
But I think you are pretty close, TC. Until we get new contracts, it’s probably at that level.

TC Robillard - Banc of America Securities — Analyst
George, how should we think about the new contract? I mean, I know this is tough for you guys because obviously you are in a unique position here, so you’ve got to keep your cards close to the vest. But anything you can kind of give us with respect to how we should be thinking about your pipeline from a timing standpoint?

George Zoley - GEO Group, Inc. — Chairman, CEO
You know, there could be a couple of RFPs later on this year, toward the tail end of the third and maybe the fourth quarter, of things already in the pipeline, but we think there will be at least two or three major opportunities next year as a result of things we are marketing right now. They are predominately to the States. These are states we are currently doing business with.

TC Robillard - Banc of America Securities — Analyst
Okay, great. That’s helpful.

Operator
[Art Patton].

Art Patton Analyst
As far as the credit facility restructuring, do you guys have any concerns, given current credit market conditions?

George Zoley - GEO Group, Inc. — Chairman, CEO
No, not really. We’ve spoken with all of our bankers and had a number of presentations. They feel, really because of the nature of our business, which is essentially governmental and well secured, we presently have and will probably always prospectively have full access to the capital markets.

Art Patton Analyst
Any ramifications from the upcoming election that you guys think about? Does it matter?

George Zoley - GEO Group, Inc. — Chairman, CEO
We personally don’t believe so, but more importantly, in talking with our clients, they don’t think so either. The major area of concern for us is the secure border initiative and the consolidation in interior enforcement. We think those areas will continue to be fully supported by bipartisan efforts in Congress, as they have been.
You know, the biggest issue and contention really appears to be what to do with the 12 million to 15 million people that are here illegally and the pathway to citizenship. But as far as providing more bed space to detain illegal crossings, bed space for criminal aliens, I think almost all members of Congress support those initiatives.

Art Patton Analyst
Okay. As far as the initiatives as far as path to citizenship, would you expect those to have any significant impact on your business?

George Zoley - GEO Group, Inc. — Chairman, CEO
That’s not part of our market.

Art Patton Analyst
Okay, that’s what I figured. Then the last thing is are you seeing any staffing challenges as you go through these ramp-ups?

George Zoley - GEO Group, Inc. — Chairman, CEO
No. Actually, we are seeing an improvement in the labor market. I noticed, in one of my most recent charts, that the turnover rate is starting to drop, and our positions are essentially filled because of the rapid turn in the economy and the unemployment rate. So recognizing that labor is 60% of our costs, it’s good to see, from our particular perspective, that the labor market is very good for our kind of business.

Art Patton Analyst
Okay. So is it fair to say that the trends in the labor market cycle, or the point at which we are at, actually did have a positive impact?

George Zoley - GEO Group, Inc. — Chairman, CEO
They favor us financially.

Operator
Kevin Campbell.

Kevin Campbell - Avondale Partners — Analyst
Just along those lines, could you comment a little bit more about some of your other costs and perhaps some inflation you’re seeing there, be it utility, or food or healthcare?

George Zoley - GEO Group, Inc. — Chairman, CEO
Utilities, you know, we’ve seen a little spike or a pick-up in utility costs, mostly on a regional basis — not that consistent, and some of that in food as well.

Kevin Campbell - Avondale Partners — Analyst
Do you guys have a contract in place, a long-term contract, for your food costs?

George Zoley - GEO Group, Inc. — Chairman, CEO
No. In most places, we do the food ourselves, and we’ve done a very good job. I think I said it’s $1 a tray, $3 a day. (LAUGHTER) I’m not meaning to be funny, but it’s held almost to that rate for ten years. One of the techniques we were able to do that most recently is substitution, so we are able to substitute various food products to keep our prices in line.

Kevin Campbell - Avondale Partners — Analyst
Okay. Could you comment on some of the opportunities that are out there? We know Arizona has a 1200-bed RFP. You guys, if I recall, didn’t submit a bid for their last 600-bed RFP. Can you maybe talk about why you didn’t with that prior one, and perhaps if you will or will not for this 1200-bed RFP? Is there something that’s a little bit more attractive about this one relative to the last one?

George Zoley - GEO Group, Inc. — Chairman, CEO
I guess I’m becoming more reluctant to indicate where we are bidding and where we are not. I really think it’s kind of unfair to the clients.

Kevin Campbell - Avondale Partners — Analyst
I understand. Can you comment, then, on North Lake? It sounds like — did you guys say, in your prepared remarks, that it wasn’t going to be ready until October ‘09?

George Zoley - GEO Group, Inc. — Chairman, CEO
We’ve now shifted that schedule to an October 1 opening date, yes.

Kevin Campbell - Avondale Partners — Analyst
What’s the key driver there? If I recall, the prior date was sometime in the second quarter, so we pushed it off at least it looks like three months. Is it a construction delay, or is there something else? Or is it related to I guess your timing expectations for CAR 7 and CAR 9?

George Zoley - GEO Group, Inc. — Chairman, CEO
It’s our timing expectations of potential client use.

Kevin Campbell - Avondale Partners — Analyst
Okay, that makes sense. Thank you very much. That’s it.

Operator
Todd Van Fleet.

Todd Van Fleet - First Analysis Securities — Analyst
G&A sequential increases, Q4 to Q1, Q1 to Q2 — is this an escalator upward or should we — are we going to see you kind of putting the brakes on here at some point do you think, Jerry, George?

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
Todd, Jerry here. You can see that G&A has spiked up a little bit in the second quarter from where we were in the first quarter. Again, predominately that was a major conference that we hold annually that’s in the second quarter, along with some additional professional fees, and then marketing fees associated with travel. That will probably come down a little bit for the third quarter and then stabilize in the $17.2 million range just from there.

Todd Van Fleet - First Analysis Securities — Analyst
Okay. Coming back to the questions of margins and kind of the relative stagnation I guess we’ve seen this year versus last year, and if I look at what we refer to as operating margin, which is gross profit or basically revenue less your operating expenses, and if you exclude the impact of construction pass-through revenue, it looks like, from our perspective here, that you are essentially flat Q1 this year versus Q1 last year, Q2 this year versus Q2 last year. Then for Q3, I think, Jerry, what you had said was you expect an improvement or I guess a step backward relative to the prior year. Is that right?

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
Yes, what we were saying — and again, we are using pro forma operating income — in the first quarter, according to our calculations, were quarter-to-quarter first quarter last year to this year were 60 basis points better this year. Then we are sort of — in the second and third quarter of this year, we are 10 basis points and 20 basis points, respectively, for the second and third quarter, light. Then it turns around significantly in the fourth quarter. We believe that it’s going to be a 100 basis points, if not higher, increase.

Todd Van Fleet - First Analysis Securities — Analyst
That is pro forma operating income margin?

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
That is correct.

George Zoley - GEO Group, Inc. — Chairman, CEO
Todd, you know that margin expansion primarily occurs through new incremental beds or the opening of new greenfield sites. So what Jerry says tracks with that. With the opening of our new facilities in the end of the third quarter, the beginning of the fourth, you are going to see a margin expansion.

Todd Van Fleet - First Analysis Securities — Analyst
Yes, yes, I understand that. But when you open up these facilities, you also have — I guess you are excluding any startup costs related to that (multiple speakers).

George Zoley - GEO Group, Inc. — Chairman, CEO
I’m saying, once you’ve normalized those costs, that you are pas the startup cost period and you normalize occupancy. That’s when you get margin expansion.

Todd Van Fleet - First Analysis Securities — Analyst
Yes, maybe I will have to follow up with you, because if I exclude all of those startup costs and exclude any impact of construction-related revenue, things look kind of flat year-over-year. I’m just wondering why we wouldn’t have seen more of a pick-up, given the fact that per diem increases, volume increases of inmates this year relative to last year, particularly in the first half of this year relative to last year, why you couldn’t have gotten better leverage off of the fixed cost base. I understand, if you are giving some per diem — or I’m sorry salary increases, compensation increases, it may offset or be of the same magnitude that you are receiving per diem increases from your CPI adjustments.
It would seem, though, that even though your compensation expenses may be 60%, 65% of the total revenue stream, I’m just wondering why we are not seeing better lift off of the fixed costs in the business. Again, this is referring to kind of your gross margin or facility margin when you strip off the construction expense, but I don’t know if you have any comments on that. If not, I will just follow up with you off-line.

Jerry O’Rourke - GEO Group, Inc. — SVP Finance, CFO
We will talk with you off-line.

Todd Van Fleet - First Analysis Securities — Analyst
Thanks.

Operator
There are no further questions at this time. I would now like to turn the call back to Mr. George Zoley. Please proceed, sir.

George Zoley - GEO Group, Inc. — Chairman, CEO
Well, thank you all so much for joining us today. We expect to talk to you on the next conference call. Thank you.

Operator
Thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Good day.